TEST MARKETING PROGRAM

May 9, 2008

Mr. Zach Tyler
Classic Electrics LLC
104 N. Foote Ave.
Lafayette, CO 80026

RE: Test Marketing E-Car charger under OEM manufacturing agreement

Dear Mr. Tyler,

This letter is to confirm our previous conversation regarding the manufacturing of an OEM based after-market electric car charger for Classic Electrics, LLC. Energenx in joing participation with Classic Electrics will produce the first of a series of electric car chargers bearing the trade name “ALECTRA”, and will be manufactured by Energenx, Inc. at its Idaho based facility.

It is our intent to enter into a formalized agreement after an initial market-testing period (within twelve (12) months) with Classic Electrics to produce an OEM after-market electric car charger for the electric car market. This will be accomplished through Classic Electics preexisting network and additional marketing efforts. Upon reaching a viable consensus of the products viability in the market, both Energenx and Classic Electrics will negotiate a finalized OEM agreement.

Energenx agrees to:

1.	Provide both Classic Electrics and the end-user a manufactures limited warranting for a period of (1) one-year from the date of purchase.

2.	Energenx will provide basic OEM packaging in a white craft container 20x8x15 labeled box.

3.	Energenx will provide an owner’s manual, which will be jointly approved, for the end user.

4.	Provide Classic Electrics technical support for the OEM based product(s).

Classic Electrics agrees to:

1.	Provice Energenx with purchase orders for OEM product under the terms and conditions set forth in Appendix A.

2.	Provide dealer and end-user product installation and/or support for all OEM based products.

3.	Provide all marketing and promotional materials for OEM based product(s).

Approved by:  Dated this day of May 9, 2008.

ENERGENX, INC.       CLASSIC ELECTRICS LLC

/s/ Gary Bedini      /s/ Zach Tyler
Gary Bedini/President & CEO    Zach Tyler

Appendix A

TERMS AND CONDITIONS

TERMS:

1.	Classic Electrics agrees to purchase the OEM product based on the following pricing schedule:

1-10 units $1100 ea. 11-25 units $1050 ea. 26+ units $1000 ea.

2.	Classic Electrics agrees to provide 50% up-front payment with purchase order and 50% due upon delivery.

3.
Classic Electrics agrees to pay freight charges for all OEM based product(s) ordered and shipped. Energenx agrees to use specific freight instructions from Classic Electrics, or use it best efforts to secure reasonable freight carriers.

CONDITIONS:

1.	WARRANTY:

Energenx will warranty all its OEM product(s) for one (1) year from the date of purchase. All warranty repair work be performed by Energenx at its facility located at 2600 E. Commerce Loop, Post Falls ID 83854

2.	RETURN AUTHRIZATION (RMA):

Classic Electrics will obtain a return authorization number (RMA) from Energenx prior to sending in any product for repair and/or replacement. Return authorizations can be obtained by calling (208) 665-5553 (SPT). All returned OEM product will be shipped pre-paid to Energenx.